                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-59678

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 19, 2001)

                        [YORK INTERNATIONAL CORP. LOGO]

                                  $100,000,000
                          5.80% SENIOR NOTES DUE 2012
                             ---------------------
     The notes will bear interest at the rate of 5.80% per year. Interest on the notes is payable on May 15 and November 15 of each year, beginning on May 15, 2003. The notes will mature on November 15, 2012. We may redeem some or all of the notes at any time at the redemption price described on page S-8.

     The notes will be senior obligations of our company and will rank equally with all of our other unsecured senior indebtedness.
                             ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
                             ---------------------

                                                              PER SENIOR NOTE      TOTAL
                                                              ---------------      -----
Public Offering Price                                           99.47%          $99,470,000

Underwriting Discounts                                           0.65%          $   650,000

Proceeds to Us (before expenses)                                98.82%          $98,820,000

     Interest on the notes will accrue from November 19, 2002 to date of delivery.
                             ---------------------

     The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

     The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company on or about November 19, 2002.
SALOMON SMITH BARNEY

                                       JPMORGAN

                                                             WACHOVIA SECURITIES
November 14, 2002

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS AND THE INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY ADDITIONAL INFORMATION.

     THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, THE NOTES OFFERED BY THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS NOR ANY DISTRIBUTION OF NOTES PURSUANT TO THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH IN OR INCORPORATED INTO THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS SUPPLEMENT.

                               ------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
About this Prospectus Supplement............................   S-3
Where You Can Find More Information.........................   S-3
Special Note Regarding Forward-Looking Information..........   S-4
York International Corporation..............................   S-5
Use of Proceeds.............................................   S-6
Ratio of Earnings to Fixed Charges..........................   S-6
Capitalization..............................................   S-7
Description of the Notes....................................   S-8
Underwriting................................................  S-11
Legal Matters...............................................  S-12
Experts.....................................................  S-12

                                   PROSPECTUS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    2
Where You Can Find More Information.........................    3
Special Note Regarding Forward-Looking Information..........    5
York International Corporation..............................    6
Ratio of Earnings to Fixed Charges..........................    7
Use of Proceeds.............................................    7
Description of Debt Securities..............................    8
Plan of Distribution........................................   20
Legal Matters...............................................   21
Experts.....................................................   21

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement contains the terms of this offering of notes. This prospectus supplement may add, update or change information in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with the accompanying prospectus, this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

     To understand the terms of the notes offered by this prospectus supplement and accompanying prospectus, you should carefully read this prospectus supplement and accompanying prospectus. You should also read the documents referred to in "Where You Can Find More Information" in this prospectus supplement for information about us and our financial statements.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus supplement incorporates information by reference to documents that are not presented in or delivered with this prospectus supplement and the accompanying prospectus.

     The following documents, which have been filed by us with the Securities and Exchange Commission (SEC file number 1-10863) are incorporated by reference into this prospectus:

SEC FILING                                                  PERIOD
----------                                                  ------
Annual Report on Form 10-K...............  Year ended December 31, 2001, filed on
                                           March 27, 2002

Quarterly Reports on Form 10-Q...........  Quarters ended March 31, 2002, June 30,
                                           2002 and September 30, 2002, filed on May
                                           13, 2002, August 13, 2002 and November 8,
                                           2002, respectively

     All documents we file in accordance with Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and prior to the termination of the offering of the securities covered by this prospectus supplement are incorporated by reference into and are deemed to be a part of this prospectus supplement and accompanying prospectus from the date of filing of those documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

     The documents incorporated by reference into this prospectus supplement or the accompanying prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus supplement or the accompanying prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this prospectus supplement or the accompanying prospectus are not themselves specifically incorporated by reference in those documents, then the exhibits will not be provided.

     Requests for documents relating to us should be directed to:

                               Investor Relations
                         York International Corporation
                               P.O. Box 1592-364F
                         York, Pennsylvania 17405-1592
                              Fax: (717) 771-7381
                            email: investor@York.com

     We file reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1200, Washington, DC 20549, (202) 942-8090.

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding us. The address of the SEC website is http://www.sec.gov.

     Reports, proxy statements and other information concerning us may be inspected at:

                          The New York Stock Exchange
                                20 Broad Street
                            New York, New York 10005

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     We have made some statements in this prospectus supplement that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and we intend those statements to be subject to the safe harbors provisions of those sections. These statements involve known and unknown risks, uncertainties and other factors that could cause our actual business, financial condition and results of operations to be materially different from any statements. These factors include, among others, those listed under "Management's Discussion and Analysis of Results of Operations and Financial Condition" in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and elsewhere, including under the heading "Forward-Looking Information -- Risk Factors" in Exhibit 13 to our Annual Report on Form 10-K for the year ended December 31, 2001. In some cases, you can identify forward-looking statement by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that our future business, financial condition or results of operations will be in line with these forward-looking statements.

                         YORK INTERNATIONAL CORPORATION

     We are a full-line, global designer and manufacturer of heating, ventilating, air conditioning and refrigeration, or HVAC&R, products. We believe that we are the third largest manufacturer and marketer of HVAC&R products in the United States and one of the leading companies in the HVAC&R industry internationally. Our air conditioning systems range from a one ton* unit for a small residence to large systems installed in high-rise residential and commercial buildings. In 2001, our products were sold in over 125 countries through over 1,000 sales and distribution facilities and are in use in such diverse locations as the Kuala Lumpur City Centre in Malaysia, the British Houses of Parliament, the Tokyo World Trade Center, the Pentagon, NASA's Vehicle Assembly Building at Kennedy Space Center, NASA's Johnson Space Center, the Los Angeles International Airport, the Jeddah Airport, the Overseas Union Bank Centre in Singapore, the Sydney Opera House, the Atlantic City Convention Center, the English Channel Eurotunnel, the Hong Kong Convention and Exhibition Centre and the Lantau Airport Railway in Hong Kong.

     We were founded in 1874 in York, Pennsylvania. From 1956 until 1986 we were a part of Borg-Warner Corporation. In 1986, we were spun off to Borg-Warner shareholders and became an independent, publicly held company. In 1988, we were purchased in a leveraged buyout by a corporation organized by affiliates of Citicorp Investments, Inc. and two investors. In October 1991, we completed an initial public offering of our common stock, and in 1992, Citicorp Investments and the other non-management investors sold their remaining shares in a public offering. In 1999, we expanded our refrigeration business by acquiring all of the outstanding capital stock of Sabroe A/S, a Danish company. This acquisition established the York Refrigeration Group as the world leader in supplying industrial refrigeration systems and products.

     Headquartered in York, Pennsylvania, we have manufacturing facilities in 10 states and 8 foreign countries. As of December 31, 2001, we employed approximately 23,600 people worldwide. Our principal executive offices are located at 631 South Richland Avenue, York, Pennsylvania 17043, and our telephone number is (717) 771-7890.

     Unless the context otherwise requires, the terms "we," "us," "our" and "York" refer to York International Corporation and its consolidated subsidiaries.

---------------

* The cooling capacity of air conditioning units is measured in tons. One ton of cooling capacity is equivalent to 12,000 BTUs and is generally adequate to air condition approximately 500 square feet of residential space.

                                USE OF PROCEEDS

     We estimate the net proceeds to be received by us from the sale of the notes to be $98,620,000 after deducting estimated expenses of approximately $200,000 payable by us and underwriting discounts. We intend to use these net proceeds to retire indebtedness outstanding under our commercial paper program and our domestic bank lines and a portion of indebtedness outstanding under our short term bank loans. As of September 30, 2002, the weighted average interest rates for our commercial paper program, our domestic bank lines and our short term bank loans were 1.90%, 1.98% and 8.00% per annum, respectively, and their maturities were up to 45 days, 30 days and 90 days, respectively.

                       RATIO OF EARNINGS TO FIXED CHARGES

     For purposes of computing the ratios of earnings to fixed charges, earnings consist of earnings before taxes and the cumulative effect of an accounting change, plus distributed income of equity affiliates and fixed charges, less equity in earnings of affiliates. Fixed charges consist of interest expense, amortization of financing costs and an estimated portion of rentals representing interest costs.

     The following table sets forth the ratios of earnings to fixed charges for us for the periods indicated:

                                           NINE MONTHS
                                              ENDED
                                          SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                          -------------    ------------------------------------
                                              2002         2001    2000    1999    1998    1997
                                          -------------    ----    ----    ----    ----    ----
Ratio of earnings to fixed charges......      2.6x         1.5x    2.3x    2.5x    4.6x    2.4x

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of September 30, 2002, and as adjusted to give effect to the sale of the notes offered in this prospectus supplement and accompanying prospectus and to reflect the application of the proceeds from the sale of the notes to repay indebtedness as described in "Use of Proceeds" in this prospectus supplement. The as adjusted capitalization does not give effect to the underwriting discount and our estimated offering expenses.

     You should refer to our consolidated financial statements, including the notes to such financial statements, included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for additional information. See "Where You Can Find More Information" in this prospectus supplement.

                                                                 SEPTEMBER 30, 2002
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              ----------    -----------
                                                                   (IN THOUSANDS)
Notes payable and current portion of long-term debt:

  Bank loans (primarily foreign currency)...................  $   28,456    $   14,719

  Current portion of long-term debt.........................       3,585         3,585
                                                              ----------    ----------

          Total.............................................      32,041        18,304
                                                              ----------    ----------

Long-term debt:

  Domestic bank lines, at an average rate of 1.98%..........      15,800            --

  Commercial paper, 1.90% interest..........................      69,933            --

  Senior notes, 6.75% interest, due March 2003..............     100,000       100,000

  Senior notes, 6.625% interest, due June 2006..............     200,000       200,000

  Senior notes, 6.70% interest, due August 2008.............     200,000       200,000

  Senior notes, 5.80% interest, due November 2012...........          --       100,000

  Other (primarily foreign bank loans) at an average rate of
     6.56%..................................................      20,348        20,348
                                                              ----------    ----------

          Total.............................................     606,081       620,348

Less current portion........................................      (3,585)       (3,585)
                                                              ----------    ----------

          Total long-term debt..............................     602,496       616,763
                                                              ----------    ----------

Stockholders' equity........................................     657,795       657,795
                                                              ----------    ----------

          Total capitalization..............................  $1,292,332    $1,292,862
                                                              ==========    ==========

                            DESCRIPTION OF THE NOTES

GENERAL

     The notes will be issued under an indenture dated as of August 9, 2001, between us and The Bank of New York, as trustee. The following description of the particular terms of the notes supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which reference is made.

     The notes:

     - will be our unsecured general obligations,

     - will initially be limited to $100,000,000 principal amount,

     - will be issued in book-entry form only,

     - will mature on November 15, 2012,

     - will bear interest from November 19, 2002 at the rate of 5.80% per annum, and

     - will bear interest payable semi-annually on May 15 and November 15, commencing May 15, 2003, to the persons in whose names the notes are registered at the close of business on the preceding May 1 and November 1, respectively.

OPTIONAL REDEMPTION

     We may redeem the notes, in whole or in part, at our option, at any time at a redemption price equal to the greater of:

     - 100% of the principal amount of such notes, or

     - as determined by a Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, as defined below, plus 30 basis points, plus, in each case, accrued interest on the notes to the redemption date.

     "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

     "Quotation Agent" means the Reference Treasury Dealer appointed by the trustee after consultation with us.

     "Reference Treasury Dealer" means (1) Salomon Smith Barney Inc. and its respective successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute therefor another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by the trustee after consultation with us.

     "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

     Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

BOOK-ENTRY SYSTEM

     We will initially issue the notes in the form of one or more global securities in book-entry form. The notes will be deposited with, or on behalf of, The Depository Trust Company, or DTC, located in the Borough of Manhattan, The City of New York, and will be registered in the name of Cede & Co., which is DTC's nominee. One or more fully-registered global securities will be issued for these notes representing in the aggregate the total number of these notes and will be deposited with or on behalf of DTC.

     We understand that DTC is:

     - a limited-purpose trust company organized under the New York Banking Law,

     - a "banking organization" within the meaning of the New York Banking Law,

     - a member of the Federal Reserve System,

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code and

     - a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

     DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities. Direct participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to others, known as indirect participants, such as securities brokers and dealers (which may include the underwriters), banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

     So long as DTC, or its nominee, is the registered holder and owner of such global securities, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global securities for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the indenture and the notes. Except as described in the accompanying prospectus, owners of beneficial interests in the global securities will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders thereof for any purpose under the indenture. Accordingly, each person owning a beneficial interest in the global securities must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

     DTC may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in such global securities desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners through them.

     We expect that pursuant to procedures established by DTC, upon the issuance of the global securities, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global securities to the accounts of participants. The ownership interests of each actual purchaser, commonly known as the beneficial owner, in the global securities is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

     We will make payments of principal of, premium, if any, and interest on the notes represented by the global securities registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities.

     We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global securities will credit participants' account with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global securities as shown on the records of DTC.

     We also expect that payments by direct or indirect participants to owners of beneficial interests in the global securities held through such direct or indirect participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in "street name", and will be the sole responsibility of such participants. Neither we nor the trustee, nor any of our agents or the trustee, will have any responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in the global securities representing any notes or for maintaining, supervising or reviewing any of DTC's records relating to such beneficial ownership interests.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

                                  UNDERWRITING

     Under the terms and subject to the conditions in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has agreed to purchase, the principal amount of the notes set forth opposite its name below:

                                                                 PRINCIPAL
UNDERWRITER                                                   AMOUNT OF NOTES
-----------                                                   ---------------
Salomon Smith Barney Inc....................................   $ 65,000,000
J.P. Morgan Securities Inc..................................     30,000,000
Wachovia Securities, Inc....................................      5,000,000
                                                               ------------
     Total..................................................   $100,000,000
                                                               ============

     The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

     The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.40% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a concession not to exceed 0.25% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

     The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

                                                             PAID BY US
                                                             ----------
Per note...............................................         0.65%

     In connection with the offering, Salomon Smith Barney, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

     Any of these activities may have the effect of preventing or retarding the decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

     Expenses associated with this offering, to be paid by us, are estimated to be $200,000.

     In the ordinary course of their respective business, certain of the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates for which they have received, and will receive, underwriting compensation and fees. In particular, JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., an underwriter in this offering, is a syndication agent and lender under our revolving credit facilities and Citibank, N.A., an affiliate of Salomon Smith Barney Inc., an underwriter in this offering, is an administrative agent and lender under the same revolving credit facilities. In addition J.P. Morgan Securities Inc. and Salomon Smith Barney Inc., each an underwriter in this offering, were joint lead arrangers and joint book managers under the same credit facilities.

                                 LEGAL MATTERS

     The validity of the notes will be passed upon for us by Simpson Thacher & Bartlett, New York, New York, and for the underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedule of York International Corporation and subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2001 consolidated financial statements refers to a change in York International Corporation's method of accounting for derivative instruments and hedging activities in 2001.

                                   PROSPECTUS

                        [YORK INTERNATIONAL CORP. LOGO]

                                  $300,000,000

                                DEBT SECURITIES

                               ------------------

     This prospectus contains a general description of debt securities that we may offer for sale. The specific terms of the debt securities we offer for sale will be contained in one or more supplements to this prospectus. These specific terms include:

     - specific designation,

     - aggregate principal amount,

     - ranking,

     - maturity,

     - rate or rates,

     - timing of interest payments, if any,

     - any terms of optional or mandatory redemption or repurchase or sinking fund provisions, and

     - any conversion or exchange rights.

Read this prospectus and any supplement carefully before you invest.

     We may sell debt securities directly, through agents we designate or to or through underwriters or dealers. If any agents or any underwriters are involved in the sale of any debt securities, the names of those agents or underwriters and any applicable commissions or discounts will be included in prospectus supplement covering the sale of those debt securities.

                               ------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                 The date of this Prospectus is July 19, 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    2
Where You Can Find More Information.........................    3
Special Note Regarding Forward-Looking Information..........    5
York International Corporation..............................    6
Ratio of Earnings to Fixed Charges..........................    7
Use of Proceeds.............................................    7
Description of Debt Securities..............................    8
Plan of Distribution........................................   20
Legal Matters...............................................   21
Experts.....................................................   21

                             ABOUT THIS PROSPECTUS

     To understand the terms of the debt securities offered by this prospectus, you should carefully read this prospectus and any prospectus supplement. You should also read the documents referred to in "Where You Can Find More Information" for information about us and our financial statements. We have our principal executive offices at 631 South Richland Avenue, York, Pennsylvania 17403.

     We have filed a registration statement on Form S-3 under the Securities Act of 1933 with the Securities and Exchange Commission under a "shelf" registration procedure. Under this procedure, we may offer and sell from time to time any of the following debt securities, in one or more series, in amounts that will provide up to $300,000,000 in initial aggregate public offering prices:

     - senior debt securities;

     - senior subordinated debt securities;

     - subordinated debt securities.

     This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the debt securities we are offering. The prospectus supplement may also add, update or change information contained in this prospectus.

     The prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the debt securities described in the prospectus supplement.

     We may sell debt securities to an underwriter who will sell the debt securities to the public on terms fixed at the time of the sale. In addition, we may sell the debt securities directly or through dealers or agents we designate from time to time. If we, directly or through agents or underwriters, solicit offers to purchase any debt securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any offer.

     The prospectus supplement will also contain, concerning the debt securities we sell through that prospectus supplement, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters and the net proceeds to us.

     Any underwriters, dealers or other agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus incorporates information by reference to documents that are not presented in or delivered with this prospectus.

     The following documents, which have been filed by us with the Securities and Exchange Commission (SEC file number 1-10863) are incorporated by reference into this prospectus:

SEC FILING                                                  PERIOD
----------                                                  ------
Annual Report on Form 10-K...............  Year ended December 31, 2000, filed on
                                           March 30, 2001
Quarterly Report on Form 10-Q............  Quarter ended March 31, 2001, filed on
                                           May 11, 2001
Current Report on Form 8-K...............  Filed on June 26, 2001

     All documents we file in accordance with Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the securities covered by this prospectus are incorporated by reference into and are deemed to be a part of this prospectus from the date of filing of those documents.

     You should rely only on the information contained in this document and the information to which we have referred you. We have not authorized anyone to provide you with any additional information.

     Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this prospectus are not themselves specifically incorporated by reference in this prospectus, then the exhibits will not be provided.

     Requests for documents relating to us should be directed to:

                               Investor Relations
                         York International Corporation
                               P.O. Box 1592-364F
                         York, Pennsylvania 17405-1592
                              Fax: (717) 771-7381
                            email: investor@York.com

     We file reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1200, Washington, DC 20549, (202) 942-8090.

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding us. The address of the SEC website is http://www.sec.gov.

     Reports, proxy statements and other information concerning us may be inspected at:

                          The New York Stock Exchange
                                20 Broad Street
                            New York, New York 10005

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH IN OR INCORPORATED INTO THIS PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     We have made some statements in this prospectus and in the documents incorporated by reference into this prospectus that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, and we intend those statements to be subject to the safe harbors provisions of those sections. These statements involve known and unknown risks, uncertainties and other factors that could cause our actual business, financial condition and results of operations to be materially different from any statements. These factors include, among others, those listed under "Management's Discussion and Analysis of Results of Operations and Financial Condition" in the documents incorporated by reference into this prospectus and elsewhere, including under the heading "Forward-Looking Information -- Risk Factors" in Exhibit 13 to our Annual Report on Form 10-K for the year ended December 31, 2000. In some cases, you can identify forward-looking statement by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that our future business, financial condition or results of operations will be in line with these forward-looking statements.

                         YORK INTERNATIONAL CORPORATION

     We are a full-line, global designer and manufacturer of heating, ventilating, air conditioning and refrigeration, or HVAC&R, products. We believe that we are the third largest manufacturer and marketer of HVAC&R products in the United States and one of the leading companies in the HVAC&R industry internationally. Our air conditioning systems range from a one ton* unit for a small residence to the 59,000 ton system installed in the New York World Trade Center. In 2000, our products were sold in over 125 countries through over 1,000 sales and distribution facilities and are in use in such diverse locations as the Kuala Lumpur City Centre in Malaysia, the British Houses of Parliament, the Tokyo World Trade Center, the Pentagon, NASA's Vehicle Assembly Building at Cape Canaveral, NASA's Johnson Space Center, the Los Angeles International Airport, the Jeddah Airport, the Overseas Union Bank Centre in Singapore, the Sydney Opera House, the Atlantic City Convention Center, the English Channel Eurotunnel, the Hong Kong Convention and Exhibition Centre and the Lantau Airport Railway in Hong Kong.

     We were founded in 1874 in York, Pennsylvania. From 1956 until 1986 we were a part of Borg-Warner Corporation. In 1986, we were spun off to Borg-Warner shareholders and became an independent, publicly held company. In 1988, we were purchased in a leveraged buyout by a corporation organized by affiliates of Citicorp Investments, Inc. and two investors. In October 1991, we completed an initial public offering of our common stock, and in 1992, Citicorp Investments and the other non-management investors sold their remaining shares in a public offering. In 1999, we expanded our refrigeration business by acquiring all of the outstanding capital stock of Sabroe A/S, a Danish company. This acquisition established the York Refrigeration Group as the world leader in supplying industrial refrigeration systems and products.

     Headquartered in York, Pennsylvania, we have manufacturing facilities in 12 states and 13 foreign countries. As of December 31, 2000, we employed approximately 24,600 people worldwide. Our principal executive offices are located at 631 South Richland Avenue, York, Pennsylvania 17043, and our telephone number is (717) 771-7890.

---------------

* The cooling capacity of air conditioning units is measured in tons. One ton of cooling capacity is equivalent to 12,000 BTUs and is generally adequate to air condition approximately 500 square feet of residential space.

                       RATIO OF EARNINGS TO FIXED CHARGES

     For purposes of computing the ratios of earnings to fixed charges, earnings consist of earnings before taxes and the cumulative effect of an accounting change, plus distributed income of equity affiliates and fixed charges, less equity in earnings of affiliates. Fixed charges consist of interest expense, amortization of financing costs and an estimated portion of rentals representing interest costs.

     The following table sets forth the ratios of earnings to fixed charges for us for the periods indicated:

                                 THREE MONTHS
                                    ENDED
                                  MARCH 31,              YEARS ENDED DECEMBER 31,
                                 ------------      ------------------------------------
                                 2001    2000      2000    1999    1998    1997    1996
                                 ----    ----      ----    ----    ----    ----    ----
Ratio of earnings to fixed
  charges......................  0.7x    2.8x      2.3x    2.7x    5.0x    2.6x    6.1x

     Additional earnings of $7,214,000 for the three months ended March 31, 2001 would increase the ratio of earnings to fixed charges to 1.0x.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement, the net proceeds to us from the sale of any debt securities under this prospectus will be used for general corporate purposes, including:

     - repayment or refinancing of debt;

     - working capital; or

     - capital expenditures.

Until used, the net proceeds may be invested temporarily or applied to repay short-term debt.

                         DESCRIPTION OF DEBT SECURITIES

     The following is a summary of the material terms of the debt securities and the indentures under which they will be issued. Section references in parentheses below are to sections in the applicable indenture unless otherwise indicated. While the following summary is a description of the material terms of the debt securities and indentures, it is not complete and we refer you to the full text of the debt securities and indentures, which are the instruments that define the legal rights of holders of the debt securities. The forms of debt securities and indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and are incorporated into this prospectus by reference.

     The following description of the terms of the debt securities we may issue under this prospectus sets forth the general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of any debt securities we issue under this prospectus and the extent, if any, to which these general provisions will not apply to those debt securities will be described in the applicable prospectus supplement.

THE INDENTURES

     The debt securities we may issue from time to time under this prospectus include unsecured senior, senior subordinated or subordinated debt securities. We will issue any debt securities that are senior debt securities under a senior indenture between us and The Bank of New York, as trustee. We will issue any debt securities that are senior subordinated debt securities under a senior subordinated indenture between us and The Bank of New York, as trustee. We will issue any debt securities that are subordinated debt securities under a subordinated indenture between us and The Bank of New York, as trustee.

     We sometimes refer to the senior debt indenture, the senior subordinated debt indenture and the subordinated debt indenture each individually as an "indenture" and collectively as the "indentures." None of the indentures limits the amount of debt securities that we may issue under it. The indentures permit the appointment of a different trustee for each series of debt securities. The indentures are substantially identical, except for provisions relating to subordination and for provisions in the senior indenture limiting our ability to take specified actions.

PROVISIONS APPLICABLE TO SENIOR, SENIOR SUBORDINATED AND SUBORDINATED DEBT SECURITIES

     General. The debt securities will be our unsecured senior, senior subordinated or subordinated obligation, as the case may be, which we may issue from time to time in one or more series. Unless set forth in the applicable prospectus supplement, none of the indentures will:

     - limit our ability to pay dividends;

     - limit our ability to acquire our stock; or

     - contain any covenants or other provisions intended to afford holders of the debt securities special protection in the event of either a change of control of our company or our engaging in a highly leveraged transaction.

     Each prospectus supplement will set forth the terms of, and information relating to, the particular debt securities being offered under that prospectus supplement, including:

     - the title;

     - the classification as senior, senior subordinated or subordinated debt securities;

     - the aggregate principal amount;

     - the purchase price;

     - the denomination;

     - the date or dates of maturity;

     - the method by which amounts payable as principal, premium, if any, or interest, if any, on or upon the redemption of the debt securities may be calculated;

     - the interest rate or rates, or the method by which the interest rate or rates, if any, will be determined, and the date or dates from which interest, if any, will accrue;

     - the date or dates on which interest, if any, will be payable;

     - whether interest will be payable in cash, in kind or a combination of the two;

     - the place or places where, and the manner in which, the principal, premium, if any, and interest, if any, will be payable and the place or places where the debt securities may be presented for transfer;

     - any right or obligation we may have to redeem, repay or purchase the debt securities under a sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which, the price or prices, or the method by which the price or prices will be determined, or both, at which, the form or method of payment therefor if other than in cash and the terms and conditions on which the debt securities will be redeemed, repaid or purchased pursuant to any of those obligations;

     - the terms for conversion or exchange, if any;

     - any provision relating to the issuance at an original issue discount;

     - if the amounts of payments of principal, premium, if any, or interest, if any, are to be determined by reference to an external rate or index, for example, the London Interbank Offered Rate, or LIBOR, the manner in which those amounts shall be determined;

     - any material U.S. federal income tax consequences;

     - the currency or currencies for which the debt securities may be purchased and the currency or currencies in which principal, premium, if any, or interest, if any, may be payable;

     - if a trustee other than The Bank of New York with respect to any series of senior debt securities, The Bank of New York with respect to any series of senior subordinated debt securities or The Bank of New York with respect to any series of subordinated debt securities is named for a series of debt securities, the name of that trustee; and

     - any other specific terms, including any deleted, modified or additional events of default or remedies or additional covenants, and any terms that may be required by or advisable under applicable laws or regulations.

     Unless otherwise specified in the applicable prospectus supplement, we will issue the debt securities in registered form and in denominations of $1,000 and any integral multiple of $1,000 (Section 2.7). We will not require any service charge for any transfer or exchange of any registered debt securities, but we may require a payment to cover any tax or other governmental charge payable in connection with any transfer or exchange (Section 2.8).

     The debt securities may bear interest at either a fixed rate or a floating rate. We may sell debt securities bearing no interest, or bearing interest at a rate that at the time of issuance is below prevailing market rates, at a discount below the stated principal amount of those debt securities. Special U.S. federal income tax considerations may apply to these discounted debt securities, or to other debt securities issued at their stated principal amount that are treated as having been issued at a discount for U.S. federal income tax purposes, and these U.S. federal income tax considerations will be described in the applicable prospectus supplement.

     In determining whether the holders of the requisite aggregate principal amount of outstanding debt securities of any series have made or given any request, demand, authorization, direction, notice, consent or waiver under the applicable indenture, we will deem the principal amount of any series of debt securities originally issued at a discount from their stated principal amount to be outstanding for those purposes to be the amount of the principal of the series of debt securities that would be due and payable upon a declaration of acceleration of the maturity of those debt securities as of the date we are making the determination.

     Global Securities. The debt securities of any series may be issued in whole or in part in the form of one or more global securities. We would deposit any global security with, or on behalf of, a depositary identified in the applicable prospectus supplement. We may issue global securities only in fully registered form and in either temporary or permanent form. Unless and until we exchange the global security in whole or in part for the individual debt securities represented by that global security, the global security:

     - may not be transferred except as a whole; and

     - may only be transferred

        -- by the depositary for that global security to its nominee,

        -- by a nominee of that depositary to that depositary or another of its nominees, or

        -- by that depositary or any of its nominees to a successor depositary or nominee of that successor depositary (Section 2.8).

     We will describe the specific terms of the depositary arrangement for any series of debt securities including one or more global securities in the applicable prospectus supplement. We currently anticipate that the following provisions will generally apply to all depositary arrangements.

     When we issue a global security, the depositary for that global security or its nominee will credit, on its book-entry registration and transfer system, the principal amounts of the individual debt securities represented by that global security to the accounts of persons who have accounts with that depositary. These accounts will be designated by the dealers, underwriters or agents for those debt securities or by us if we directly offer and sell the debt securities. Ownership of beneficial interests in a global security will be limited to persons who have accounts with the applicable depositary, whom we refer to as participants, or persons who may hold interests through a participant. Ownership of beneficial interests in the global security will be shown on, and the transfer of beneficial interests will be effected only through, records maintained by the depositary or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants. The laws of some states require that some purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair the ability of some purchasers to transfer beneficial interests in a global security.

     As long as the depositary for a global security or its nominee is the registered owner of the global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities of the series represented by that global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security will not

     - be entitled to have any of the individual debt securities of the series represented by that global security registered in their names,

     - receive or be entitled to receive physical delivery of any of those debt securities in definitive form, and

     - be considered the owners or holders of the debt securities under the applicable indenture.

     We will make payment of principal of, premium, if any, or interest, if any, on, individual debt securities represented by a global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the individual debt securities. We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal of, premium, if any, or interest, if any, in respect of, a global security representing any debt securities, will immediately credit participants' accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of the participants. None of us, the applicable trustee for the debt securities, any paying agent or the registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for the individual debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests in the global security.

     If the depositary for a series of debt securities represented in whole or in part by a global security is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities in exchange for the global security representing that series of debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement, determine not to have any debt securities of a series represented by a global security. In that event, we will issue individual debt securities in exchange for the global security representing those debt securities. Further, we may specify that with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of that series may, on terms acceptable to us, the applicable trustee and the depositary for that global security, receive individual debt securities in exchange for that beneficial interest, subject to any limitations described in the applicable prospectus supplement. In that event, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by the global security equal in principal amount to its beneficial interest and to have those individual debt securities registered in its name. We will issue those individual debt securities in registered form and in denominations, unless otherwise specified in the applicable prospectus supplement, of $1,000 and integral multiples of $1,000.

     Events of Default. Unless otherwise specified in the applicable prospectus supplement, an event of default with respect to the debt securities of any series is defined in the indenture under which these securities will be issued as:

     - our failure to pay when due any installment of interest on any debt securities of that series and our continued failure to do so for 30 days;

     - our failure to pay when due the principal on any debt securities of that series;

     - our failure for 60 days after notice to us by the applicable trustee, or to us and the applicable trustee by the holders of 25% in aggregate principal amount of the debt securities of that series then outstanding, to comply in any material respect with any other covenant, condition or agreement in the debt securities of that series or in the indenture or in any supplemental indenture; or

     - specified events of bankruptcy, insolvency or reorganization relating to us (Section 5.1).

If any event of default under the first three bullet points above occurs and is continuing, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding, by notice in writing to us, and to the applicable trustee, if given by the holders, may declare the principal, or, in the case of any series of debt securities originally issued at a discount from their stated principal amount, the portion of the principal amount as may be specified in the terms of that series, of all debt securities of that series and any accrued interest to be due and payable immediately. However, the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding, by notice in writing to us and the applicable trustee, may rescind and annul this declaration and its consequences if all defaults under the applicable indenture are cured or waived. If an event of default under the fourth bullet point above occurs and is continuing, the principal, or in the case of any series of debt securities issued at a discount from their stated principal amount, the portion of the principal amount as may be specified in the terms of those debt securities, of all those debt securities and any accrued interest will immediately become due and payable without any act by the applicable trustee or holders (Section 5.1).

     Each indenture provides that no holder of any series of debt securities then outstanding may institute any suit, action or proceeding with respect to, or otherwise attempt to enforce, that indenture, unless

     - that holder previously gave written notice of default and of the continuance of default to the applicable trustee,

     - the holders of not less than 25% in aggregate principal amount of that series of debt securities then outstanding have requested the applicable trustee in writing to institute the suit, action or proceeding and have offered to the applicable trustee any reasonable indemnity as it may require concerning the suit, action or proceeding, and

     - the applicable trustee, for 60 days after its receipt of that notice, request and offer of indemnity, neglects or refuses to institute the action, suit or proceeding.

However, subject to the subordination provisions that apply to senior subordinated and subordinated debt securities, the right of any holder of any debt security to receive payment of the principal of, or premium, if any, or interest, if any, on, that debt security, on or after the respective due dates, or to institute suit for the enforcement of any payment, may not be impaired or affected without the consent of that holder (Section 5.4).

     The holders of a majority in aggregate principal amount of the debt securities of the series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on the applicable trustee relating to the debt securities of the series, except that the applicable trustee may decline to follow these directions if the applicable trustee determines that the action or proceeding is unlawful or would involve the applicable trustee in personal liability, unless the holders provide a satisfactory indemnity (Section 5.7).

     We are required to furnish to the applicable trustee annually a certificate concerning our compliance with all conditions and covenants under each indenture under which debt securities have been issued (Section 3.3).

     Discharge and Defeasance. Unless otherwise specified in the applicable prospectus supplement, we can discharge or defease our obligations as to any series of debt securities as described below (Article Ten).

     We may discharge all of our obligations, except specified obligations described below, to holders of any series of debt securities issued under an indenture that have not already been delivered to the applicable trustee for cancellation and that have either become due and payable, or are by their terms due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the applicable trustee cash or U.S. government obligations or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on, all outstanding debt securities of the series and to make any mandatory sinking fund payments on the series when due.

     Unless otherwise provided in the applicable prospectus supplement, we may also elect at any time to

     - defease and be discharged from all of our obligations, except specified obligations described below, to holders of any series of debt securities under the applicable indenture, which we refer to as "defeasance," or

     - be released from all of our obligations with respect to covenants prohibiting us from suffering specific liens and from engaging in specified sale and leaseback transactions under the senior debt indenture applicable to any series of debt securities under that indenture, which we refer to as "covenant defeasance,"

if, among other things:

     - we irrevocably deposit with the applicable trustee cash or U.S. government obligations, or a combination of cash and U.S. government obligations, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest, if any, and to make any mandatory sinking fund payments, if any, on all outstanding debt securities of that series, when due and those funds have been so deposited for 91 days;

     - this deposit will not result in a breach or violation of, or cause a default under, any agreement or instrument to which we are a party or by which we are bound; and

     - we deliver to the applicable trustee a legal opinion to the effect that the holders of that series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that deposit and defeasance or covenant defeasance and that deposit and defeasance or covenant defeasance will not otherwise alter the U.S. federal income tax treatment of the holders' principal and interest payments, if any, on that series of debt securities. This opinion in the case of defeasance must be based on a ruling of the Internal Revenue Service or a change in U.S. federal income tax law occurring after the date of the applicable indenture, since that result would not occur under current tax law (Section 10.1).

     However, no discharge, defeasance or covenant defeasance described above may affect the following obligations to, or rights of, the holders of any series of debt securities:

     - rights of registration of transfer and exchange;

     - rights of substitution of mutilated, defaced, destroyed, lost or stolen debt securities;

     - rights to receive payments of principal, premium, if any, and interest, if any, on the original due dates for those payments, but not upon acceleration, and to receive mandatory sinking fund payments, if any, when due;

     - rights, obligations, duties and immunities of the applicable trustee;

     - rights of holders as beneficiaries in property deposited with the applicable trustee in connection with the discharge, defeasance or covenant defeasance payable to all or any of them; and

     - our obligations to maintain an office or agency for debt securities of that series (Section 10.1).

     We may exercise our defeasance option as to any series of debt securities notwithstanding our prior exercise of our covenant defeasance option as to that series of debt securities. If we exercise our defeasance option as to any series of debt securities, payment of that series of debt securities may not be accelerated because of an event of default concerning that series of debt securities. If we exercise our covenant defeasance option as to any series of senior debt securities, payment of that series of debt securities may not be accelerated due to an event of default concerning the covenants to which that covenant defeasance is applicable. However, if this acceleration were to occur by reason of another event of default, the realizable value at the acceleration date of the cash and U.S. government obligations in the defeasance trust could be less than the principal of, and any premium and interest and any mandatory sinking fund payments then due on, that series of debt securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

     Modification of the Indenture. Each indenture provides that we and the applicable trustee may enter into supplemental indentures without the consent of the holders of the debt securities to

     - evidence the assumption by a successor entity of our obligations under that indenture,

     - add covenants or new events of default for the protection of the holders of the debt securities issued under that indenture,

     - cure any ambiguity or correct any inconsistency in that indenture,

     - establish the form and terms of debt securities issued under that indenture,

     - evidence the acceptance of appointment by a successor trustee,

     - secure those debt securities,

     - add to or modify that indenture to provide for the issuance of debt securities in foreign currencies,

     - provide for the issuance of any series of debt securities in coupon form,

     - modify, eliminate or add to the provisions of that indenture to effect qualification of that indenture under the Trust Indenture Act of 1939 and add other provisions, subject to specified limitations, under the Trust Indenture Act,

     - designate a bank or trust company other than The Bank of New York to act as trustee for a series of senior debt securities, The Bank of New York to act as trustee for a series of senior subordinated debt securities, or The Bank of New York to act as trustee for a series of subordinated debt securities, and

     - modify the existing covenants and events of default solely in respect of, or add new covenants and events of default that apply solely to, debt securities not yet issued and outstanding on the date of the supplemental indenture (Section 8.1).

     Each indenture also contains provisions permitting us and the applicable trustee, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of each series then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or of any supplemental indenture or modify in any manner the rights of the holders of the debt securities of that series. However, we and the applicable trustee may not, without the consent of the holder of each outstanding affected debt security:

     - extend the stated final maturity of any debt security;

     - reduce the principal amount of any debt security;

     - reduce the rate or extend the time of payment of interest, if any;

     - reduce or alter the method of computing any amount payable on redemption, repayment or purchase by us;

     - change the coin or currency in which principal, premium, if any, or interest, if any, are payable;

     - reduce the amount of the principal of any original issue discount security payable upon acceleration or provable in bankruptcy;

     - impair or affect the right to institute suit for the enforcement of any payment or repayment;

     - if applicable, adversely affect any right of repayment or repurchase at the option of the holder; or

     - reduce the percentage in aggregate principal amount of debt securities of any series issued under the indenture, the consent of the holders of which is required for that modification (Section 8.2).

     Consolidation, Merger or Sale. Except as otherwise provided in the applicable prospectus supplement, we will not consolidate with or merge into any other person or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to any person, unless

     - we are the surviving entity or the person formed by or surviving the consolidation or merger, if other than us, or to which the transfer or lease shall have been made is a corporation, partnership, limited liability company or trust organized and validly existing under the laws of the United States, any state of the United States or the District of Columbia and expressly assumes all of our obligations under the debt securities and under the indenture, and

     - immediately after giving effect to the transaction, no default or event of default exists.

Upon any consolidation, merger, sale, conveyance, transfer or lease, the successor corporation formed by the consolidation, or into or with which we are merged or to which that sale, transfer or lease is made, shall succeed to, and be substituted for, and may exercise the rights and powers of, us under the indenture and under the debt securities (Sections 9.1 and 9.2).

PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

     General. We will issue senior debt securities under the senior debt indenture. The senior debt securities will rank pari passu with all of our other unsecured and unsubordinated debt.

     Limitation on Liens. The senior debt indenture provides that we will not, and will not permit any Restricted Subsidiary (as defined below) to issue or assume any indebtedness for money borrowed (which we refer to as debt), or guarantee any debt, if that debt or that guarantee is secured by a mortgage, pledge or lien (which we collectively refer to as a lien), or directly or indirectly secure any outstanding debt by a lien upon, any Principal Property (as defined below), now owned or later acquired, without effectively providing that the senior debt securities shall be secured equally and ratably with that debt, except that the foregoing restrictions shall not apply to:

     - liens on any Principal Property acquired after the date of the applicable indenture which are created or assumed contemporaneously with or within 90 days of the acquisition of the Principal Property to secure or provide for the payment of the purchase price or acquisition cost of that Principal Property, if (1) the principal amount of the debt secured by that lien does not exceed 100% of the purchase price or acquisition cost and (2) that lien does not cover any Principal Property other than the Principal Property and any improvements on or connected rights acquired in that transaction;

     - liens on receivables subject to a Receivable Financing Transaction (as defined below);

     - liens on any Principal Property acquired after the date of the indenture existing at the time that Principal Property is acquired;

     - liens on any Principal Property or shares of stock or debt acquired from a corporation merged with or into us or a Restricted Subsidiary;

     - liens to secure debt of a subsidiary to us or another subsidiary;

     - liens in existence on any Principal Property on the date of the indenture;

     - liens on any Principal Property constituting unimproved real property constructed or improved after the date of the indenture to secure or provide for the payment or cost of that construction or improvement, if
       (1) the principal amount of the debt secured by that lien does not exceed 100% of that cost and (2) that lien does not cover any Principal Property other than that unimproved real property and any improvements on or connected rights constructed or approved in that transaction;

     - liens in favor of governmental bodies to secure advance or progress payments pursuant to any contract or statute or indebtedness incurred for the purpose of financing the purchase price or cost of constructing or improving the Principal Property subject to that lien;

     - pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

     - liens for taxes not yet due or which are being contested in good faith by appropriate proceedings;

     - liens securing any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements) of our debt or that of any Restricted Subsidiary outstanding as of December 31, 2000; and

     - liens securing any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any lien referred to in the preceding bullet points (Section 3.6(a) of the senior debt indenture).

     However, we and any Restricted Subsidiary may, without equally and ratably securing the senior debt securities, issue or assume secured debt or enter into a secured guarantee, which would otherwise be subject to the these lien restrictions, if the sum of

     - that secured debt, or guarantee, together with all other of our secured debt and guarantees and that of our Restricted Subsidiaries, but not including secured debt and guarantees permitted by these lien restrictions, and

     - the Attributable Debt (as defined below) relating to Sale and Lease-Back Transactions (as defined below) existing at that time (other than Sale and Lease-Back Transactions permitted by the first paragraph under the caption "Limitation on Sale and Lease-Back Transactions" below)

does not exceed 15% of the shareholders' equity in us and our consolidated subsidiaries, excluding accumulated other comprehensive losses, as shown on the audited consolidated balance sheet contained in the latest annual report to our shareholders (Section 3.6(b) of the senior debt indenture).

     The term "Principal Property" means all property and assets of the Issuer and its Restricted Subsidiaries considered as Property, Plan and Equipment for purposes of the Issuer's consolidated balance sheet (Section 1.1 of the senior debt indenture).

     The term "Receivable Financing Transaction" means any transaction or series of transactions involving a sale of accounts receivable, without recourse based upon the collectibility of the receivables sold, by us or any Restricted Subsidiary to a wholly owned Restricted Subsidiary created solely for the purpose of facilitating the transaction, and a subsequent sale or pledge of those accounts receivable by that Restricted Subsidiary, in each case without any guarantee by us or any Restricted Subsidiary other than that Restricted Subsidiary.

     The term "Restricted Subsidiary" means any subsidiary organized and existing under the laws of the United States or Canada, including any branch of any of those subsidiaries whether that branch is located in the United States, Canada or any other country (Section 1.1 of the senior debt indenture).

     Limitation on Sale and Lease-Back Transactions. Sale and Lease-Back Transactions (as defined below) by us or any Restricted Subsidiary are prohibited by the senior debt indenture unless the proceeds of the sale or transfer are at least equal to the fair value (as determined by our board of directors) of the Principal Property to be leased in that Sale and Lease-Back Transaction and either

     - we or the Restricted Subsidiary is allowed to incur a lien on that Principal Property under the covenant described in "Limitation on Liens" above,

     - the Sale and Lease-Back Transactions are between or among us and any of our subsidiaries or between or among our subsidiaries,

     - the lease is for a period not exceeding three years and we or the Restricted Subsidiary that is a party to that lease intends that our use of that Principal Property will be discontinued on or before the expiration of that period, or

     - we apply, or cause that Restricted Subsidiary to apply, an amount equal to the fair value (as determined by our board of directors) of the Principal Property sold pursuant to that Sale and Lease-Back Transaction to (1) the retirement, within 60 days after the effective date of that Sale and Lease-Back Transaction, of Funded Debt (as defined below) of ours or of that Restricted Subsidiary, or (2) the purchase of other property that will constitute Principal Property (Section 3.7(a) of the senior debt indenture).

     However, we and any Restricted Subsidiary may enter into any Sale and Lease-Back Transaction that would otherwise be subject to the these restrictions, if the sum of

     - the amount of the Attributable Debt (as defined below) relating to that Sale and Lease-Back Transaction,

     - all other secured debt and guarantees of ours and of our Restricted Subsidiaries, but not including secured debt and guarantees permitted by the lien restrictions described above, and

     - all other Attributable Debt relating to Sale and Lease-Back Transactions existing at that time (other than Sale and Lease-Back Transactions permitted by the first paragraph under the restrictions above does not exceed 15% of the shareholders' equity in us and our consolidated subsidiaries, excluding accumulated other comprehensive losses, as shown on the audited consolidated balance sheet contained in the latest annual report to our shareholders (Section 3.7(b) of the senior debt indenture).

     The term "Attributable Debt" means, with respect to any particular series of debt securities and as of any particular time, the present value, discounted at an annual rate equal to the interest rate or annual yield of the debt securities, of the obligation of a lessee for rental payments (not including amounts payable by the lessee for maintenance, property taxes and insurance) due during the remaining term of any lease (including any period for which the lease has been extended or may, at the option of the lessor, be extended) (Section 1.1 of the senior debt indenture).

     The term "Funded Debt" means debt which by its terms matures at, or is extendable or renewable at the option of the obligor to, a date more than twelve months after the date of the creation of that debt, including but not limited to, outstanding revolving credit loans (Section 1.1 of the senior debt indenture).

     The term "Sale and Lease-Back Transaction" means the sale or transfer of any Principal Property owned by us or any Restricted Subsidiary with the intention of taking back a lease on that Principal Property (Section 1.1 of the senior debt indenture).

PROVISIONS APPLICABLE SOLELY TO SENIOR SUBORDINATED AND SUBORDINATED DEBT SECURITIES

     Subordination. The subordinated debt securities will be subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all of our senior indebtedness.

     "Senior indebtedness" is defined in the subordinated debt indenture as our debt outstanding at any time, other than the debt evidenced by the subordinated debt securities of any series, except

     - any debt as to which, by the terms of the instrument creating or evidencing the same, it is provided that that debt is not senior in right of payment to the subordinated debt securities or is pari passu or subordinate by its terms in right of payment to the subordinated debt securities,

     - any debt of ours owed to a wholly owned subsidiary of ours,

     - interest accruing after the filing of a petition initiating specified events of bankruptcy or insolvency unless that interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws, and

     - trade payables.

     The senior subordinated debt securities will be subordinate and junior in right of payment, to the extent set forth in the senior subordinated debt indenture, to all of our senior indebtedness. The senior subordinated debt securities will rank senior to all of our existing and future debt that is neither senior indebtedness nor senior subordinated indebtedness, and only debt of ours that is senior indebtedness will rank senior to the senior subordinated debt securities in accordance with the subordination provisions of the senior subordinated debt indenture.

     "Senior indebtedness" is defined in the senior subordinated debt indenture as all of our debt outstanding at any time except

     - any debt as to which, by the terms of the instrument creating or evidencing the same, it is provided that that debt is not senior in right of payment to the senior subordinated debt securities,

     - the senior subordinated debt securities,

     - any debt of ours owed to a wholly owned subsidiary of ours,

     - interest accruing after the filing of a petition initiating specified events of bankruptcy or insolvency unless that interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws, and

     - trade payables.

     "Senior subordinated indebtedness" means the senior subordinated debt securities and any other of our debt that ranks pari passu with the senior subordinated debt securities. Any of our debt that is subordinate or junior by its terms in right of payment to any other of our debt shall be subordinate to senior subordinated indebtedness unless the instrument creating or evidencing the same or pursuant to which the same is outstanding specifically provides that that debt

     - is to rank pari passu with other senior subordinated indebtedness, and

     - is not subordinated by its terms to any debt of ours which is not senior indebtedness.

     If

     - we should default in the payment of any principal of, premium, if any, or interest, if any, on any senior indebtedness (as defined in the applicable indenture) when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, or

     - any other default with respect to senior indebtedness shall occur and the maturity of that senior indebtedness has been accelerated in accordance with its terms,

then, upon written notice of default to us and the applicable trustee by the holders of that senior indebtedness or any trustee of that senior indebtedness unless and until, in either case, that default shall have been cured or waived or shall have otherwise ceased to exist or the acceleration shall have been rescinded or that senior indebtedness has been paid in full, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal of, premium, if any, or interest, if any, on any of the senior subordinated debt securities or the subordinated debt securities, or in respect of any redemption, retirement, purchase or other acquisition of the senior subordinated debt securities or the subordinated debt securities other than those made in our capital stock (or cash in lieu of fractional shares) (Sections 13.1 and 13.4 of the senior subordinated debt indenture and Sections 13.1 and 13.4 of the subordinated debt indenture).

     If any default (other than a default described in the preceding paragraph) under the senior indebtedness, pursuant to which the maturity of that senior indebtedness may be accelerated immediately without further notice (except any notice as may be required to effect that acceleration) or the expiration of any applicable grace periods occurs (an event we refer to as a "senior nonmonetary default"), then, upon the receipt by us and the applicable trustee of written notice of that event from or on behalf of holders of that senior indebtedness specifying an election to prohibit that payment and other action by us in accordance with the following provisions of this paragraph, we may not make any payment or take any other action that would be prohibited by the immediately preceding paragraph during a payment blockage period commencing on the date of receipt of that notice and ending on the earlier of

     - the date, if any, on which the holders of that senior indebtedness or their representative notify the applicable trustee that that senior nonmonetary default is cured or waived or otherwise ceases to exist or the senior indebtedness to which the senior nonmonetary default relates is discharged, or

     - the 179th day after the date of receipt of that notice.

     However, we may resume payments on the senior subordinated debt securities and the subordinated debt securities after that payment blockage period. In any event, not more than one payment blockage period may be commenced during any period of 360 consecutive days, and there shall be a period of at least 181 consecutive days in each period of 360 consecutive days when no payment blockage period is in effect.

     If

     - (1) without our consent, a receiver, conservator, liquidator or trustee of our company or of any of our property is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction, and that decree or order remains in effect for more than 60 days, or (2) we are adjudicated bankrupt or insolvent, or (3) any of our property is sequestered by court order and that order remains in effect for more than 60 days, or (4) a petition is filed against us under any state or federal bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction whether now or hereafter in effect, and is not dismissed within 60 days after that filing;

     - we (1) commence a voluntary case or other proceeding seeking liquidation, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or other relief with respect to us or our debt or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of our company or any substantial part of our property, or (2) consent to any relief or to the appointment of or taking possession by any official in an involuntary case or other proceeding commenced against us, or (3) fail to, or cannot, pay our debts generally as they become due, or (4) take any corporate action to authorize or effect any of the foregoing; or

     - any of our subsidiaries takes, suffers or permits to exist any of the events or conditions referred to in the two previous bullet points,

then all senior indebtedness (including any interest thereon accruing after the commencement of any of those proceedings) will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made to any holder of senior subordinated debt securities or subordinated debt securities. Any payment or distribution, whether in cash, securities or other property (other than securities of ours or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the indebtedness evidenced by the senior subordinated debt securities or the subordinated debt securities, to the payment of all senior indebtedness then outstanding and to any securities issued in respect thereof under that plan of reorganization or readjustment) that would otherwise (but for the subordination provisions) be payable or deliverable in respect of the senior subordinated debt securities or the subordinated debt securities of any series will be paid or delivered directly to the holders of senior indebtedness in accordance with the priorities then existing among those holders until all senior indebtedness (including any interest thereon accruing after the commencement of those proceedings) has been paid in full. In the event of any proceeding, after payment in full of all sums owing with respect to senior indebtedness, the holders of senior subordinated debt securities, or subordinated debt securities, as the case may be, together with the holders of our obligations ranking on a parity with the senior subordinated debt securities, or subordinated debt securities, as the case may be, will be entitled to be repaid from our remaining assets the amounts at that time due and owing on account of unpaid principal of, premium, if any, or interest, if any, on the senior subordinated debt securities, or subordinated debt securities, as the case may be, and those other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any of our capital stock or obligations ranking junior to the senior subordinated debt securities (including the subordinated debt securities or the subordinated debt securities, as the case may be) and those other obligations (Section 13.1 of the senior subordinated debt indenture and Section 13.1 of the subordinated debt indenture).

     If, however, any payment or distribution of any character, whether in cash, securities or other property (other than securities of ours or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the senior subordinated debt securities or subordinated debt securities, to the payment of all senior indebtedness then outstanding and to any securities issued in respect thereof under any plan of reorganization or readjustment), shall be received by the applicable trustee, or any holder of any senior subordinated debt securities or subordinated debt securities in contravention of any of the terms of the senior subordinated debt indenture or the subordinated debt indenture, as the case may be, that payment or distribution of securities will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the senior indebtedness then outstanding in accordance with the priorities then existing among those holders for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all of that senior indebtedness in full (Section 13.1 of the senior subordinated debt indenture and Section 13.1 of the subordinated debt indenture).

     By reason of this subordination, in the event of our insolvency, holders of senior indebtedness may receive more, ratably, than holders of the senior subordinated debt securities or subordinated debt securities. This subordination will not prevent the occurrence of any event of default (as defined in the applicable indenture) or limit the right of acceleration in respect of the senior subordinated debt securities or subordinated debt securities.

CONCERNING THE TRUSTEES

     Under the Trust Indenture Act of 1939, should a default occur with respect to any of the debt securities, The Bank of New York would be required to resign as trustee under two of the indentures, to the extent any debt securities have been issued under these indentures, within 90 days of that default unless that default was cured, duly waived or otherwise eliminated. The Bank of New York, the trustee under each indenture, may make loans to us in the normal course of business. If a bank or trust company other than The Bank of New York is to act as trustee for a series of debt securities, information concerning that other trustee will be set forth in the prospectus supplement relating to that series of debt securities.

                              PLAN OF DISTRIBUTION

     We may sell the debt securities to one or more underwriters or dealers for public offering and sale by them or may sell the debt securities to investors directly, including through the Internet, or through agents. The prospectus supplement with respect to the debt securities offered thereby describes the terms of the offering of those debt securities and the method of distribution of the debt securities offered thereby and identifies any firms acting as underwriters, dealers or agents in connection therewith.

     The debt securities may be distributed from time to time in one or more transactions at a fixed price or prices (which may be changed) or at prices determined as specified in the prospectus supplement. In connection with the sale of the debt securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the debt securities for whom they may act as agent. Underwriters may sell the debt securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Certain of the underwriters, dealers or agents who participate in the distribution of the debt securities may engage in other transactions with, and perform other services for, us in the ordinary course of business.

     Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the debt securities, and any discounts, concessions or commissions allowed by underwriters to dealers, will be set forth in the prospectus supplement. Underwriters, dealers and agents participating in the distribution of the debt securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on the resale of the debt securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in those securities, and the imposition of a penalty bid, in connection with the offering.

                                 LEGAL MATTERS

     Certain legal matters with respect to the debt securities will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York, and for any underwriters or agents by Davis Polk & Wardwell, New York, New York. These legal matters will include whether the debt securities and the indentures have been properly authorized by York, and whether and to what extent the debt securities are valid and binding obligations of York.

                                    EXPERTS

     The consolidated financial statements and schedule of York International Corporation and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $100,000,000

                        [YORK INTERNATIONAL CORP. LOGO]

                          5.80% SENIOR NOTES DUE 2012

                                  ------------

                             PROSPECTUS SUPPLEMENT

                               NOVEMBER 14, 2002

                                  ------------

                              SALOMON SMITH BARNEY

                                    JPMORGAN

                              WACHOVIA SECURITIES
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------